Exhibit 4.10

STANDBY PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) made as of the 7th day of August, 2026.

AMONG:

GREENFIRE RESOURCES LTD., a corporation subsisting under the laws of the Province of Alberta (the “Corporation”)

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WATEROUS ENERGY FUND III (CANADIAN) LP, a limited partnership subsisting under the laws of the Province of Alberta, by its general partner, WEF III GP (CANADIAN) CORP. (“WEF III Canadian LP”)

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WATEROUS ENERGY FUND III (US) LP, a limited partnership subsisting under the laws of the Province of Alberta, by its general partner, WEF III GP (US) CORP. (“WEF III US LP”)

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WATEROUS ENERGY FUND III (INTERNATIONAL) LP, a limited partnership subsisting under the laws of the Province of Alberta, by its general partner, WEF III GP (INTERNATIONAL) CORP. (“WEF III International LP”)

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WATEROUS ENERGY FUND III (CANADIAN FI) LP, a limited partnership subsisting under the laws of the Province of Alberta, by its general partner, WEF III GP (CANADIAN FI) CORP. (“WEF III Canadian FI LP”)

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WATEROUS ENERGY FUND III (INTERNATIONAL FI) LP, a limited partnership subsisting under the laws of the Province of Alberta, by its general partner, WEF III GP (INTERNATIONAL FI) CORP. (“WEF III International FI LP”)

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WEF III (ANNEX) LP, a limited partnership subsisting under the laws of the Province of Alberta, by its general partner, WEF III ANNEX GP CORP. (“WEF III Annex LP”, together with WEF III Canadian LP, WEF III US LP, WEF III International LP, WEF III Canadian FI LP and WEF III International FI LP, the “Standby Purchasers”)

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WATEROUS ENERGY FUND MANAGEMENT CORP., a corporation subsisting under the laws of the Province of Alberta, acting as manager for and on behalf of the Standby Purchasers (the “WEF Manager”).

WHEREAS the Corporation has acquired all of the issued and outstanding Class A common shares in the capital of Connacher Oil and Gas Limited (the “Acquisition”);

WHEREAS the Corporation has determined to proceed with an offering of Rights to holders of Common Shares on the Record Date who are resident in Eligible Jurisdictions, pursuant to which such holders will be entitled to purchase in the aggregate 114,985,163 Common Shares at the Subscription Price on the terms set forth in the Prospectus, for purposes of raising aggregate gross proceeds of approximately $775 million to repay indebtedness incurred in connection with the Acquisition.

AND WHEREAS each of the Standby Purchasers wishes to (i) exercise its Basic Subscription Privilege in full, as applicable, and (ii) agree to purchase the remaining Common Shares available under the Rights Offering that are not otherwise subscribed for and purchased by other Rights holders, subject to the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1
Interpretation

1.1 Definitions

In this Agreement, including the recitals hereto, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Acquisition” has the meaning given to it in the recitals hereto.

“Additional Subscription Privilege” has the meaning given in Section 2.2.

“Affiliate” has the meaning ascribed thereto in National Instrument 45-106 – Prospectus Exemptions.

“Basic Subscription Privilege” has the meaning given in Section 2.1(b).

“Board” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or a statutory holiday, upon which banks are open for business in the city of Calgary, Alberta.

“Closing Date” means the first Business Day following the Rights Expiry Date, or such other date as may be agreed by the Corporation and the Standby Purchasers.

“Closing Time” has the meaning given in Section 8.1.

“Common Shares” means the common shares in the capital of the Corporation.

“Corporation” has the meaning given to it in the recitals hereto.

“Eligible Holder” means a Shareholder who (i) is resident in an Eligible Jurisdiction; or (ii) is resident in any other jurisdiction, provided that such Shareholder has satisfied the Corporation, in its sole discretion, that the offering to and subscription by such Shareholder of the Offered Securities pursuant to the Rights Offering is lawful and in compliance with all securities and other laws applicable in the Eligible Jurisdictions and the jurisdiction where such Shareholder is resident and would not require the Corporation to file any documentation (other than reports of trades or notice filings), make any application or make any payment of any nature whatsoever.

“Eligible Jurisdictions” means the provinces of Canada and the United States.

“Governmental Entity” means any:

(a)	multinational, federal, provincial, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign;

(b)	any subdivision or authority of any of the foregoing; or

(c)	any quasi-governmental or private body exercising a regulatory, expropriation or taxing authority under or for the account of any of the above.

“Indemnified Party” has the meaning given in Section 10.3.

“Indemnifying Party” has the meaning given in Section 10.3.

“Laws” means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to.

“Misrepresentation” has the meaning given to the term “misrepresentation” in Section 1(1) of the Securities Act.

“NYSE” means the New York Stock Exchange.

“Offered Securities” means, collectively, the Rights and the Common Shares issuable upon the exercise of Rights (including the Standby Shares).

“Person” means an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including (without limitation) a Governmental Entity or political subdivision or an agency or instrumentality thereof.

“Prospectus” means the (final) short form prospectus to be filed by the Corporation with the Securities Commissions in connection with the Rights Offering and the distribution of the Offered Securities as amended by any Prospectus Amendment to the Prospectus;

“Prospectus Amendment” means any amendment to the Prospectus.

“Record Date” means the record date for the purpose of the Rights Offering that will be established by the Corporation in the Prospectus.

“Registration Statement” means the registration statement on Form F-10 (including any amendments or supplements thereto) filed by the Corporation with the SEC in connection with the Rights Offering, including the Prospectus that forms a part thereof.

“Regulatory Authorities” means, collectively, the Securities Commissions, the SEC, and the TSX and NYSE and “Regulatory Authority” means any one of them, as applicable.

“Rights” means the entitlement to subscribe for Common Shares offered by the Corporation in the Rights Offering pursuant to the Basic Subscription Privilege and Additional Subscription Privilege, as applicable, in each case at the Subscription Price.

“Rights Expiry Date” has the meaning given in Section 2.1.

“Rights Expiry Time” means 4:00 p.m. (Calgary time) on the Rights Expiry Date.

“Rights Offering” means the distribution by the Corporation of the Rights to subscribe for Common Shares undertaken in accordance with Article 2.

“Rights Offering Documents” means, collectively, the Prospectus, the Registration Statement, and any supplement thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act (Alberta), as amended.

“Securities Commissions” means the securities commission or other regulatory authority in each of the provinces of Canada.

“Securities Laws” means all applicable securities Laws of each of the Eligible Jurisdictions, including the U.S. Securities Act, the rules and regulations of the SEC, and the applicable rules and policies of the TSX and NYSE.

“SEDAR+” means the System for Electronic Data Analysis and Retrieval +, which may be accessed at www.sedarplus.ca.

“Shareholder” means a holder of record of Common Shares.

“Standby Commitment” has the meaning given in Section 3.1.

“Standby Purchasers” has the meaning given to it in the recitals hereto.

“Standby Shares” has the meaning given in Section 3.1.

“Subscription Price” means C$6.74 or US$4.81 per Common Share, subject to the currency election of the subscriber.

“Subsidiaries” means any entity with respect to which a Person (or a Subsidiary thereof) has the power, through the ownership of securities or otherwise, to elect at least a majority of the directors, or similar managing body, or in which such Person owns directly or indirectly 50% or more of the fair market value of the equity of such entity.

“TSX” means the Toronto Stock Exchange.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended, including the rules and regulations adopted thereunder by the United States Securities and Exchange Commission.

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

“WEF III Annex LP” has the meaning given to it in the recitals hereto.

“WEF III Canadian FI LP” has the meaning given to it in the recitals hereto.

“WEF III Canadian LP” has the meaning given to it in the recitals hereto.

“WEF III International FI LP” has the meaning given to it in the recitals hereto.

“WEF III International LP” has the meaning given to it in the recitals hereto.

“WEF III US LP” has the meaning given to it in the recitals hereto.

“WEF Manager” has the meaning given to it in the recitals hereto.

1.2 Headings, etc.

The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion of this Agreement and include any agreement or instrument supplemental or ancillary to this Agreement. Unless something in the subject matter or context is inconsistent therewith, references in this Agreement to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3 Plurality and Gender

Words importing the singular number only shall include the plural and vice versa, and words importing any gender shall include all genders.

1.4 Currency

Unless otherwise specifically stated, all references herein to monetary figures including “$” or “C$” are to Canadian dollars and all references to “US$” are to United States dollars.

1.5 Governing Law

This Agreement will be governed by, interpreted and enforced in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein. Each party hereby unconditionally and irrevocably submits to the nonexclusive jurisdiction of the courts of the Province of Alberta in respect of all matters arising out of this Agreement.

1.6 Business Days & Calculation of Time.

Whenever any action to be taken or payment to be made pursuant to this Agreement would otherwise be required to be made on a day that is not a Business Day, such action shall be taken or such payment shall be made on the first Business Day following such day. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.7 Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner materially adverse to a party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.8 Certain Phrases

In this Agreement (i) the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”, (ii) the phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of” and (iii) the word “or” shall not be exclusive.

1.9 Drafting

The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Further, prior drafts of this Agreement or any ancillary agreements hereto or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement or any ancillary agreements hereto shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Article 2
RIGHTS OFFERING

2.1 Terms of the Rights Offering

The Corporation has determined to proceed with the Rights Offering on the following terms:

(a)	The Corporation will distribute, at the close of business on the Record Date, on a pro rata basis at no charge, one (1) Right for each Common Share held as of the Record Date to each Eligible Holder.

(b)	Each Right will entitle the holder thereof to purchase 0.9167 Common Shares and every 1.0908 Rights will entitle an Eligible Holder to purchase one Common Share at the Subscription Price (the “Basic Subscription Privilege”). Each Right shall be transferable.

(c)	The Rights will expire at the Rights Expiry Time on September 15, 2026, or such other date as may be agreed by the Corporation and the Standby Purchasers (the “Rights Expiry Date”).

(d)	For the avoidance of doubt, where an exercise of Rights would otherwise entitle the holder thereof to fractional Common Shares, such holder’s entitlement will be reduced to the next lowest whole number of Common Shares, and the Corporation will not be required to issue fractional Common Shares or to pay cash in lieu thereof.

2.2 Additional Subscription Privilege

Pursuant to Securities Laws, each Eligible Holder who exercises its full Basic Subscription Privilege will be entitled to subscribe for additional Common Shares at the Subscription Price in the manner and the amounts prescribed by Securities Laws and as further detailed in the Prospectus to the extent that other holders of Rights do not exercise all of their Rights under the Basic Subscription Privilege (the “Additional Subscription Privilege”).

2.3 Closing

The completion of the purchase of Common Shares issuable upon the exercise of the Rights pursuant to the Basic Subscription Privilege and the Additional Subscription Privilege by each holder of Rights that has validly subscribed for Common Shares will occur at the time and in the manner set forth in the Prospectus and any conflict between this Agreement and the Prospectus will be resolved in favour of the Prospectus.

Article 3
Standby Commitment

3.1 Standby Commitment

(a)	Each Standby Purchaser that is a Shareholder will, subject to the terms and conditions of this Agreement, exercise all of its Rights received as a Shareholder under the Basic Subscription Privilege in accordance with the procedures set out in the Prospectus. Each Standby Purchaser may, but is not required to, exercise its Additional Subscription Privilege in accordance with the procedures set out in the Prospectus.

(b)	Each Standby Purchaser agrees, subject to the terms and conditions of this Agreement, to purchase from the Corporation, and the Corporation hereby agrees to sell to each Standby Purchaser, at the Subscription Price on the Closing Date and in accordance with the allocation set forth at Section 3.1(c), all Common Shares that are not otherwise subscribed for and taken up under the Rights Offering (collectively, the “Standby Shares”), such that the maximum number of Common Shares issuable under the Rights Offering will have been subscribed for. The aggregate number of Standby Shares to be purchased by the Standby Purchasers pursuant to this Section 3.1 will equal the maximum number of Common Shares issuable pursuant to the Rights Offering, less the number of Common Shares subscribed for and purchased under the Rights Offering by all holders of Rights (including the Standby Purchasers, as applicable) through the exercise of such holders’ Basic Subscription Privilege and Additional Subscription Privilege (such commitment, the “Standby Commitment”).

(c)	Each Standby Purchaser’s individual maximum obligation in respect of the Standby Commitment (which, for greater certainty, includes any amounts paid by such Standby Purchaser under the Basic Subscription Privilege and Additional Subscription Privilege) is as set forth below (each, a “Maximum Commitment”):

Standby Purchaser	Amount
WEF III Canadian LP	Up to $62,623,519.92
WEF III US LP	Up to $11,716,193.25
WEF III International LP	Up to $61,123,744.53
WEF III Canadian FI LP	Up to $28,156,215.93
WEF III International FI LP	Up to $394,380,326.37
WEF III Annex LP	Up to $217,000,000

The Standby Shares will be allocated among the Standby Purchasers on a pro rata basis, subject to any reallocation agreed upon by the Standby Purchasers in their sole discretion. If a Standby Purchaser reaches its Maximum Commitment, the remaining Standby Purchasers will subscribe for the unsubscribed Common Shares on a pro rata basis among themselves, up to their respective Maximum Commitments, subject to any other reallocation agreed upon by the Standby Purchasers in their sole discretion.

3.2 Payment for Standby Shares

Subject to and in accordance with the terms hereof, on or before the Closing Date, each Standby Purchaser will pay (or cause to be paid) in immediately available funds by wire transfer to an account designated by the Corporation, the aggregate Subscription Price payable for such Standby Purchaser’s applicable share of the Standby Shares to be purchased by it pursuant to Section 3.1, and the Corporation will cause the depository for the Rights Offering or its transfer agent, as applicable, to (a) issue the applicable Standby Shares to such Standby Purchaser in electronic form via book entry form, and (b) reflect such Standby Purchaser’s receipt of the applicable Standby Shares in book-entry form, including registering such Standby Shares in the name of, or as otherwise directed by, such Standby Purchaser.

Article 4
Covenants of the Corporation

4.1 Covenants

Subject to and in accordance with the terms of this Agreement, the Corporation agrees with the Standby Purchasers that:

(a)	Prospectus. The Corporation shall file the Prospectus with the Securities Commissions, and will use commercially reasonable efforts to take all other steps and proceedings that may be necessary, including obtaining a receipt from the Alberta Securities Commission for the Prospectus or any Prospectus Amendment, evidencing receipt from the Ontario Securities Commission and deemed receipt from each of the other provinces in Canada, in order to qualify the distribution of the Offered Securities in each of the provinces of Canada. The Corporation will deliver the Prospectus to holders resident in Canada as required by Securities Laws in Canada. If required by Securities Laws, the Corporation will prepare any Prospectus Amendment required to be filed by it under Securities Laws.

(b)	Registration Statement. The Corporation will prepare, file, and cause to become effective the Registration Statement with the SEC, and will use commercially reasonable efforts to maintain the effectiveness of the Registration Statement until the completion of the Rights Offering. The Corporation will comply with all applicable U.S. federal Securities Laws and NYSE requirements in connection with the Rights Offering, and will deliver the Prospectus, in the form included in the Registration Statement, to U.S. holders as required by the U.S. Securities Act.

(c)	TSX and NYSE. The Corporation will use commercially reasonable efforts to obtain conditional acceptance by the TSX and the NYSE of the issuance and listing of the Offered Securities, subject to receipt of customary final documentation.

(d)	Securities Laws. The Corporation will take all action as may be necessary and appropriate so that (i) the Rights Offering and the transactions contemplated in this Agreement will be effected in accordance with Securities Laws, and (ii) any documentation prepared or filed in connection with the Rights Offering (including but not limited to the Prospectus, any Prospectus Amendment and the Registration Statement) will be in a form that complies in all material respects with Securities Laws.

Article 5
Covenants of the STANDBY PURCHASERS

5.1 Covenants

Subject to and in accordance with the terms of this Agreement, each Standby Purchaser agrees with the Corporation that:

(a)	Evidence of Financial Capability. Each Standby Purchaser will deliver to the Corporation, at or prior to the time of filing the Prospectus, evidence (in form and substance required under applicable Securities Law and satisfactory to the Corporation) that the Standby Purchaser has the financial capability to carry out its obligations under the Standby Commitment in accordance with the terms of this Agreement.

(b)	Securities Laws. Each Standby Purchaser will, if required by applicable securities legislation, regulatory policy or order or by any securities commission, stock exchange or other regulatory authority, execute, deliver and file and otherwise assist the Corporation in filing reports, questionnaires, undertakings and other documents with respect to the issue to such Standby Purchaser of the Offered Securities.

Article 6
Representations and Warranties of the Corporation

6.1 Representations and Warranties

The Corporation represents and warrants to each of the Standby Purchasers as follows, and acknowledges and agrees that the Standby Purchasers are relying upon the representations and warranties in connection with its commitments hereunder:

(a)	The Corporation is validly existing under the Laws of Alberta and has the requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)	This Agreement has been duly authorized, executed and delivered by the Corporation and constitutes a legal, valid and binding obligation of the Corporation, enforceable against the Corporation by each of the Standby Purchasers in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and any other laws affecting the rights of creditors generally and except such equitable remedies that may be granted in the discretion of a court of competent jurisdiction. Each of the Prospectus and the issuance of the Offered Securities will be duly authorized by the Corporation prior to the time of filing the Rights Offering Documents.

(c)	The execution and delivery of this Agreement by the Corporation and the consummation of the Rights Offering, the issuance of Offered Securities and the transactions provided for herein will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	violate any provision of the constating documents or resolutions of the Board (or any committee thereof) or of the Shareholders of the Corporation; or

(ii)	result in a breach or a violation of, or conflict with, any provision of any material indenture, mortgage, agreement, contract or other material instrument to which the Corporation is a party or pursuant to which any of the assets or property of the Corporation may be affected, other than such breach, violation of, or conflict with, that would not, individually or in the aggregate, result in a material adverse effect on the Corporation’s ability to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

(d)	No consent, approval, order or authorization of, or declaration with, any Governmental Entity is required by or with respect to the Corporation in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Corporation contemplated hereby, other than consents, approvals or authorizations that have been obtained or may be required by any Securities Laws or Regulatory Authorities (each of which will be obtained by the Closing Date).

(e)	When issued and delivered to the respective purchaser and paid for by the respective purchaser in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Offered Securities will be duly and validly issued as fully paid and non-assessable, and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for any restrictions on resale or transfer imposed by Securities Laws.

(f)	No order ceasing or suspending the trading of any securities of the Corporation has been issued to or is outstanding against the Corporation.

(g)	The Corporation is a reporting issuer or equivalent under the Securities Laws of Alberta and Ontario and, where applicable, is not on the list of defaulting reporting issuers or noted in default on the list of reporting issuers maintained by the relevant Securities Commissions and is in compliance in all material respects with the requirements of applicable Securities Laws. The Corporation has not filed any material change report with any Securities Commission or similar regulatory authority on a confidential basis.

(h)	The Registration Statement, at the time it becomes effective and at the Closing Date, will comply in all material respects with the requirements of the U.S. Securities Act and the rules and regulations of the SEC.

(i)	Upon effectiveness of the Registration Statement, the Offered Securities issuable pursuant to the Rights Offering will be registered under the U.S. Securities Act.

(j)	The Corporation has applied to list the Offered Securities on the TSX and the Corporation is in compliance in all material respects with all applicable rules of the TSX. The Corporation will apply to list the Offered Securities on the NYSE following the Record Date and will use commercially reasonable efforts to obtain such listing, subject to the requirements of the NYSE.

(k)	There is not now pending or, to the knowledge of the Corporation, threatened against the Corporation or any of the properties of the Corporation, nor has the Corporation received notice in respect of, any claim, potential claim, litigation, action, suit, arbitration, investigation or other proceeding before any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Corporation’s ability to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

6.2 Survival

All representations and warranties of the Corporation contained in this Agreement or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering will survive the completion of the purchase of Standby Shares by the Standby Purchasers for a period of 12 months. The Corporation shall not have any liability with respect to claims first asserted in connection with any representation, warranty or agreement after the survival period specified in the preceding sentence.

6.3 Notification

The Corporation shall notify the Standby Purchasers forthwith if it becomes aware of a fact or circumstance which has caused or is reasonably likely to cause a representation or warranty in this Article 6 to become untrue, inaccurate or misleading in any material respect at any time (by reference to circumstances subsisting at that time) before the Closing Date.

Article 7
Representations AND Warranties of EACH Standby Purchaser

7.1 Representations and Warranties of each Standby Purchaser

Each Standby Purchaser, severally and not jointly, hereby represents and warrants to the Corporation, as to itself only, as follows, and acknowledges and agrees that the Corporation is relying upon the representations and warranties in connection with its commitments hereunder:

(a)	The Standby Purchaser is validly existing under the Laws of its jurisdiction of formation and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

(b)	This Agreement has been duly authorized, executed and delivered by the Standby Purchaser and constitutes a legal, valid and binding obligation of the Standby Purchaser, enforceable against the Standby Purchaser by the Corporation in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and any other laws affecting the rights of creditors generally and except such equitable remedies that may be granted in the discretion of a court of competent jurisdiction.

(c)	The execution and delivery of this Agreement by the Standby Purchaser and the consummation of the transactions provided for herein will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	violate any provision of the constating documents or resolutions of the board of directors (or any committee thereof) or shareholders of the Standby Purchaser; or

(ii)	result in a breach or a violation of, or conflict with, any of the terms or provisions of any provision of any material indenture, mortgage, agreement, contract or other material instrument to which the Standby Purchaser is a party or pursuant to which any of the assets or property of the Standby Purchaser may be affected, other than such breach, violation of, or conflict with, that would not, individually or in the aggregate, result in a material adverse effect on the Standby Purchaser’s ability to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

(d)	No consent, approval, order or authorization of, or declaration with, any Governmental Entity is required by or with respect to the Standby Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Standby Purchaser contemplated hereby, other than consents, approvals or authorizations that have been obtained or may be required by any Securities Laws, or Regulatory Authorities (each of which will be obtained by the Closing Date).

(e)	The Standby Purchaser has, and on the Closing Date will have (regardless of the number of Rights that are exercised by the holders of Rights prior to the Rights Expiry Time), the financial ability and sufficient funds to make and complete the payment, in accordance with Section 3.2 herein, for the Standby Shares that it has committed to purchase pursuant to the Standby Commitment, and the making of such payment in accordance with Section 3.2 herein is not and will not be subject to the consent, approval or authorization of any other Person.

(f)	To the knowledge of the Standby Purchaser, there is not now pending or threatened against the Standby Purchaser or any of the properties of the Standby Purchaser, nor has the Standby Purchaser received notice in respect of, any claim, potential claim, litigation, action, suit, arbitration, investigation or other proceeding before any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Standby Purchaser’s ability to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

(g)	Each Standby Purchaser is acquiring the Standby Shares solely for its own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Standby Shares in violation of Securities Laws.

7.2 Survival

All representations and warranties of each Standby Purchaser contained in this Agreement or contained in any document delivered pursuant to this Agreement or in connection with the Rights Offering will survive the completion of the purchase of Standby Shares by the Standby Purchasers for a period of 12 months. None of the Standby Purchasers shall have any liability with respect to claims first asserted in connection with any representation, warranty or agreement after the survival period specified in the preceding sentence.

7.3 Notification

Each Standby Purchaser shall notify the Corporation forthwith if it becomes aware of a fact or circumstance which has caused or is reasonably likely to cause any of its representations or warranties in this Article 7 to become untrue, inaccurate or misleading in any material respect at any time (by reference to circumstances subsisting at that time) before the Closing Date.

Article 8
Closing and Conditions

8.1 Closing Time

The closing of the purchase by the Standby Purchasers and sale by the Corporation of the Standby Shares to be purchased by the Standby Purchasers hereunder will be completed by way of the electronic exchange of documents prior to 7:00 a.m. (Calgary time) (the “Closing Time”) on the Closing Date or at such other time and/or on such other date and/or at such other place as the Corporation and the Standby Purchasers may agree upon in writing. On such date, and upon payment being made by the Standby Purchasers for the Standby Shares in accordance with Section 3.2, the Corporation shall cause the Standby Shares to be issued, transferred and registered accordance with Section 3.2.

8.2 Mutual Conditions Precedent

The respective obligations of each of the Corporation and each Standby Purchaser to complete the closing of the transactions set out in this Agreement are subject to the following conditions being satisfied in full (each of which may be waived only by mutual written consent):

(a)	the Corporation shall have obtained a receipt from the Alberta Securities Commission, for the Prospectus qualifying the distribution of the Offered Securities in each of the provinces of Canada, which receipt shall also evidence that the Ontario Securities Commission has also issued a receipt and that a receipt for the Prospectus is deemed to be issued by the regulator in each of British Columbia, Saskatchewan, Manitoba, Quebec, New Brunswick, Prince Edward Island, Nova Scotia and Newfoundland and Labrador, if the conditions of Multilateral Instrument 11-102 Passport System have been satisfied;

(b)	the Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing Date;

(c)	the TSX and the NYSE shall have approved the listing of the Offered Securities subject only to customary conditions relating to documents to be delivered following closing;

(d)	there shall not be any claims, litigation, investigations or other proceeding, including appeals and applications for review, in progress or pending or threatened, including, without limitation, by or before any Governmental Entity, in relation to the Offered Securities or the Rights Offering, any of which suspends or ceases trading in the Offered Securities, or operates to prevent or restrict the lawful distribution of the Offered Securities or any transactions contemplated hereunder (which suspension, cessation, prevention or restriction, as the case may be, is continuing);

(e)	there shall not be any inquiry, investigation (whether formal or informal) or other proceeding commenced in relation to the Corporation or any of its Subsidiaries or in relation to any of the directors and officers of the Corporation or its Subsidiaries or in relation to any of the Standby Purchasers or any of the directors or officers of any of the Standby Purchasers, any of which suspends or ceases trading in the Offered Securities or operates to prevent or restrict the lawful distribution of the Offered Securities or any transactions contemplated hereunder (which suspension, cessation, prevention or restriction, as the case may be, is continuing); and

(f)	there shall not be any order issued by a Governmental Entity or change of Law, either of which suspends or ceases trading in the Offered Securities or operates to prevent or restrict the lawful distribution of the Offered Securities or any transactions contemplated hereunder (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

8.3 Commercially Reasonable Efforts

The Corporation and each of the Standby Purchasers agree that they will use commercially reasonable efforts to cause the conditions set forth in this Article 8 to be satisfied to the extent that such conditions relate to acts to be performed or caused to be performed by such party.

Article 9
Termination

9.1 Termination by the Corporation

The Corporation will be entitled by giving written notice to each of the Standby Purchasers at any time prior to the Rights Expiry Time subject to applicable Securities Laws and the requirements of the TSX and the NYSE, to terminate and cancel, without any liability on its part, its obligations under this Agreement, at any time prior to the purchase and sale of the Standby Shares, provided that the Corporation also terminates or cancels the Rights Offering as at or prior to the termination of this Agreement and provided further that the Corporation has complied in all material respects with its covenants hereunder.

9.2 Termination by the Standby Purchasers

Each Standby Purchaser will be entitled by giving written notice to the Corporation and the other Standby Purchasers at any time prior to the Rights Expiry Time, to terminate and cancel, without any liability on its part, its obligations under this Agreement (any Standby Purchaser sending such notice pursuant to this Section 9.2, a “Terminating Standby Purchaser”), if:

(a)	any of the conditions set out in Section 8.2 have not been satisfied or waived by the Terminating Standby Purchaser on or before the Closing Date (provided that the Terminating Standby Purchaser is not then in material breach of this Agreement so as to cause any condition in this Agreement not to be satisfied);

(b)	the Common Shares or the Rights (other than, in the case of the Rights, following the Rights Expiry Time) are de-listed or suspended or halted for a period greater than two Business Days for any reason by the TSX or the NYSE at any time prior to the closing of the Rights Offering; or

(c)	the issuance by any Regulatory Authority of any cease trading or similar order or ruling relating to any of the Corporation’s securities for any reason by such Regulatory Authority at any time prior to the closing of the Rights Offering.

9.3 Effect of Termination

Notwithstanding any other provision hereof, should the Corporation or any Standby Purchaser validly terminate this Agreement pursuant to, and in accordance with, this Article 9, the obligations of both the Corporation and the Standby Purchasers under this Agreement shall terminate and there shall be no further liability on the part of any Standby Purchaser to the Corporation or on the part of the Corporation to any Standby Purchaser hereunder except for: (i) any breach of this Agreement which occurred on or prior to the termination; and (ii) any liability of any party that exists at such time or that may arise thereafter pursuant to Article 10; provided that if a Terminating Standby Purchaser has terminated this Agreement pursuant to Section 9.2(a), then the Corporation and the other Standby Purchasers (the “Non-Terminating Standby Purchasers”) can mutually agree to proceed with the transactions contemplated by this Agreement in respect of such Non-Terminating Standby Purchasers’ portion of the Standby Shares.

Article 10
Indemnification

10.1 By the Corporation

The Corporation covenants and agrees to protect, indemnify and hold harmless each Standby Purchaser for and on behalf of itself and for and on behalf of and in trust for each of its Affiliates and its and their respective directors, officers, employees, advisors and agents, from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred:

(a)	by reason of or in any way arising, directly or indirectly, out of any Misrepresentation in the Prospectus, other than any Misrepresentation in the Prospectus with respect to any information therein specifically regarding such Standby Purchaser which was provided, and approved, in writing by such Standby Purchaser;

(b)	by reason of or in any way arising directly or indirectly, out of any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the Registration Statement (including any amendment or supplement thereto), other than with respect to any information therein specifically regarding such Standby Purchaser which was provided, and approved, in writing by such Standby Purchaser;

(c)	by reason of or in any way arising, directly or indirectly, out of any order made or inquiry, investigation or proceeding commenced or threatened by any Regulatory Authority, or other competent authority in Canada or the U.S. or before or by any Governmental Entity, based upon or relating to (i) any Misrepresentation in the Prospectus, (ii) any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the Registration Statement, or (iii) the Rights Offering or other transactions contemplated in this Agreement including, without limitation, any actions taken or statements made by or on behalf of the Corporation in connection with the Rights Offering or the other transactions contemplated in this Agreement (excluding, for greater certainty, any statements made by or on behalf of the Corporation exclusively to one or more Indemnified Parties), other than any Misrepresentation in the Prospectus with respect to any information therein specifically regarding such Standby Purchaser which was provided, and approved, in writing by such Standby Purchaser;

(d)	the non-compliance or alleged non-compliance by the Corporation with any requirement of the Securities Laws or any other Laws in connection with the Rights Offering or the other transactions contemplated in this Agreement; or

(e)	by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of the Corporation contained herein.

10.2 By the Standby Purchasers

Each Standby Purchaser, severally and not jointly, hereby covenants and agrees to protect, indemnify and hold harmless the Corporation for and on behalf of itself and for and on behalf of and in trust for each of its Affiliates and its and their respective directors, officers, employees, advisors and agents, from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred:

(a)	by reason of or in any way arising, directly or indirectly, out of any Misrepresentation in information in the Prospectus, specifically regarding such Standby Purchaser which was provided, and approved, in writing by such Standby Purchaser; or

(b)	by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of such Standby Purchaser contained herein.

10.3 Notification

In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) will promptly notify the person from whom indemnification is being sought (being either the Corporation under Section 10.1 or a Standby Purchaser under Section 10.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party will promptly retain counsel who will be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party will pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

10.4 Independent Counsel

In any such claim, action, suit or proceeding, the Indemnified Party will have the right to retain other counsel to act on his or its behalf, provided that the fees and disbursements of such other counsel will be paid by the Indemnified Party unless:

(a)	the Indemnifying Party and the Indemnified Party will have mutually agreed to the retention of such other counsel; or

(b)	the named parties to any such claim, action, suit or proceeding (including, without limitation, any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses).

10.5 Fees and Expenses

Subject to Section 10.4, it is understood and agreed that the Indemnifying Party will not, in connection with any claim, action, suit or proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all Persons in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm will be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

10.6 Consent to Settlement

Notwithstanding anything herein contained, neither the Indemnifying Party nor the Indemnified Party will agree to any settlement of any claim, action, suit, proceeding, inquiry or investigation in respect of which indemnification is or might reasonably be considered to be provided for herein, unless the Indemnifying Party or the Indemnified Party, as applicable, has consented in writing thereto, and the Indemnifying Party or the Indemnified Party, as applicable, will not be liable for any settlement of any such claim, action, suit, proceeding, inquiry or investigation unless it has consented in writing thereto.

10.7 Liability

If the indemnification provided for in this Article 10 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party in lieu of indemnifying such Indemnified Party hereunder, shall to the extent permitted by Law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the act or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission provided, however, that no Person guilty of fraudulent misrepresentation shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

10.8 Survival

The obligations of the Indemnifying Parties under this Article 10 shall survive completion of any offerings described herein and the termination of this Agreement. The Indemnifying Party shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

Article 11
Notice

11.1 Notice

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

(a)	In the case of the Corporation:

Greenfire Resources Ltd.

Suite 1900, 205 5th Avenue SW

Calgary, AB T2P 2V7

Attention:	[Redacted – names]
E-Mail:	[Redacted – e-mail address]

with a required copy (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP
855 2 Street, Suite 3500

Bankers Hall East
Calgary, AB T2P 4J8

Attention:	Kevin Kerr / Olga Kary
E-Mail:	kevin.kerr@blakes.com / olga.kary@blakes.com

and

Scale LLP

3723 Greenville Ave STE 41010

Dallas, TX 75206

Attention:	Charles R. Kraus
E-Mail:	ckraus@scalefirm.com

(b)	In the case of the Standby Purchasers:

Waterous Energy Fund Management Corp.

301 8th Avenue SW, Suite 600

Calgary, AB T2P 1C5

Attention:	[Redacted – names]
E-Mail:	[Redacted – e-mail address]

with a required copy (which shall not constitute notice) to:

Bennett Jones LLP
855 2 Street, Suite 4500
Bankers Hall East
Calgary, AB T2P 4K7

Attention:	Haifeng Hu
E-Mail:	huh@bennettjones.com

Article 12
GENERAL

12.1 Further Assurances

From time to time after the date of this Agreement, the parties to this Agreement will execute, acknowledge and deliver to the other parties such other instruments, documents and certificates and will take such other actions as the other parties may reasonably request in order to consummate the transactions contemplated by this Agreement.

12.2 Fees

Subject to fees payable pursuant to Sections 10.3, 10.4 and 10.5, each party shall be responsible for and pay its own fees, expenses and disbursements under this Agreement (including any taxes payable, and fees, expenses and disbursements payable to their respective counsel).

12.3 Assignment

This Agreement may not be assigned by any party to this Agreement, by operation of Laws or otherwise, without the prior written consent of the other parties to this Agreement. This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

12.4 Waiver

Failure by any party to this Agreement to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained in this Agreement will not be construed as a waiver or relinquishment of such covenant or right. No waiver by any party to this Agreement of any such covenant or right will be deemed to have been made unless expressed in writing and signed by the waiving party.

12.5 Amendments

No term or provision of this Agreement may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought, that expressly states that it is intended to amend, discharge or terminate this Agreement or a term or provision thereof.

12.6 Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

12.7 Time

Time is of the essence of this Agreement.

12.8 Several and Not Joint

Notwithstanding anything to the contrary herein, the obligations of each Standby Purchaser under this Agreement or in any document or instrument executed and delivered in connection herewith, are several and not joint with the obligations of any other Standby Purchaser, and no Standby Purchaser shall be responsible in any way for the performance of the obligations of any other Standby Purchaser under this Agreement or any document or instrument executed and delivered in connection herewith. The failure or waiver of performance under this Agreement or any document or instrument executed and delivered in connection herewith by any Standby Purchaser shall not excuse performance by any other Standby Purchaser. Nothing contained herein or in any other document or instrument executed and delivered in connection herewith, and no action taken by any Standby Purchaser hereunder or thereunder, shall be deemed to constitute the Standby Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Standby Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the documents or instruments executed and delivered in connection herewith. Each Standby Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out any other document or instrument executed and delivered in connection herewith to which it is a party, and it shall not be necessary for any other Standby Purchaser to be joined as an additional party in any proceeding for such purpose.

12.9 Entire Agreement

This Agreement and any other agreements and other documents referred to in this Agreement and delivered in connection with this Agreement, constitutes the entire agreement between the parties to this Agreement pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter of this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF this Agreement has been executed by the parties as of the date first above written.

GREENFIRE RESOURCES LTD.

By:	/s/ Colin Germaniuk
Name:	Colin Germaniuk
Title:	President

WATEROUS ENERGY FUND MANAGEMENT CORP.

By:	/s/ Adam Waterous
Name:	Adam Waterous
Title:	President

WATEROUS ENERGY FUND III (CANADIAN) LP, by its general partner, WEF III GP (CANADIAN) CORP.

By:	/s/ Adam Waterous
Name:	Adam Waterous
Title:	President

WATEROUS ENERGY FUND III (US) LP, by its general partner, WEF III GP (US) CORP.

By:	/s/ Adam Waterous
Name:	Adam Waterous
Title:	President

WATEROUS ENERGY FUND III (INTERNATIONAL) LP, by its general partner, WEF III GP (INTERNATIONAL) CORP.

By:	/s/ Adam Waterous
Name:	Adam Waterous
Title:	President

WATEROUS ENERGY FUND III (CANADIAN FI) LP, by its general partner, WEF III GP (CANADIAN FI) CORP.

By:	/s/ Adam Waterous
Name:	Adam Waterous
Title:	President

WATEROUS ENERGY FUND III (INTERNATIONAL FI) LP, by its general partner, WEF III GP (INTERNATIONAL FI) CORP.

By:	/s/ Adam Waterous
Name:	Adam Waterous
Title:	President

WEF III (ANNEX) LP, by its general partner, WEF III ANNEX GP CORP.

By:	/s/ Adam Waterous
Name:	Adam Waterous
Title:	President